                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of December 4, 2000, by and between LCA Group Inc., a Delaware corporation (the "Company"), with its principal office at 101 Wood Avenue South, Iselin, New Jersey 08830, and James O'Leary ("Executive").

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, Executive is currently employed by U.S. Industries, Inc. ("USI");

         WHEREAS, USI intends to transfer all or a part of the assets constituting USI's Lighting Corporation of America segment and certain other assets of USI's industrial tools business to the Company, a newly constituted wholly owned subsidiary of USI, and to spin off the Company to the shareholders of USI (the "Spinoff");

         WHEREAS, effective as of the consummation of the Spinoff (the "Commencement Date"), the Company will employ Executive as its Chairman and Chief Executive Officer and the Executive is willing to serve in such capacity; and

         WHEREAS, the Company and the Executive desire to enter into this agreement (the "Agreement") as to the terms of employment by the Company, under which the Executive's employment shall commence on the Commencement Date.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:


         1. Term of Employment. Except for earlier termination as provided in
Section 7 hereof, Executive's employment under this Agreement shall be for a three (3) year term (said term, as the same may be extended, being referred to as the "Employment Term") commencing on the Commencement Date. Subject to earlier termination pursuant to Section 7 hereof, the Employment Term shall be automatically extended for additional terms of successive three (3) year periods unless the Company or Executive gives written notice to the other at least ninety (90) days prior to the expiration of the then current Employment Term of the termination of Executive's employment hereunder at the end of such current Employment Term. Notwithstanding the foregoing, this Agreement shall be null and void if the Spinoff is not consummated by January 31, 2001.

         2. Positions. Executive shall serve as the Chairman and Chief Executive Officer of the Company. During the Employment Term, Executive shall also serve on the Board of Directors or other managing board of the Company (the "Board") without additional compensation. Executive shall also serve, if requested by the Board, as an executive officer and director of subsidiaries and a director of associated companies of the Company and shall comply with the policy of the Compensation Committee of the Board (the "Compensation Committee") with regard to retention or forfeiture of the director's fees.

         (a) Executive shall report directly to the Board and shall have such duties and authority, consistent with his position as the Chairman and Chief Executive Officer of the Company, as shall be assigned to him from time to time by the Board. Executive's powers and authority shall be superior to those of any other officer or employee of the Company and all employees of the Company shall report to Executive or his designees.

         (b) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his passive personal investments and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, Executive may serve on corporate boards of directors or advisory committees only if approved in advance by the Board (which approval may be withdrawn at any

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time) and shall not serve on any corporate board of directors or advisory committees if such service would be inconsistent with his fiduciary responsibilities to the Company. Executive currently serves on the managing board of Strategic Industries, LLC and the board of directors of Rexair Holdings, Inc. and such service is hereby approved by the Board effective as of the Commencement Date.

         3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $500,000. Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive's base salary shall be subject to annual review by the Board or the Compensation Committee and may be increased, but not decreased, from time to time by the Board or the Compensation Committee, except, prior to a Change in Control, as defined in Section 11 hereof, it may be decreased proportionately in connection with an across the board decrease applying to all senior executives of the Company. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

         4. Incentive Compensation. (a) Bonus. For each fiscal year or portion thereof during the Employment Term, Executive shall be eligible to participate in an incentive pay plan of the Company in accordance with, and subject to the terms of such plan established upon recommendation of the Compensation Committee that provides an annualized cash bonus opportunity with a target bonus potential equal to at least one hundred percent (100%) of Base Salary (the "Target Bonus").

         (b) Equity. The Executive shall be entitled to participate in any equity plan established by the Company for which he is eligible at such level and on such terms as established by the Board or the Compensation Committee. Notwithstanding the foregoing, any equity granted to the Executive that is effective on or after the Commencement Date shall fully vest upon a termination of Executive's employment pursuant to Sections 7(a)(i)-(iv) hereof, or upon a Change in Control of the Company.

         (c) Other Compensation. The Company may, upon recommendation of the Compensation Committee or the Board, award to Executive such other bonuses and compensation as it deems appropriate and reasonable.

         (d) Assumption. Effective on the Commencement Date, the Company shall assume all employment-related obligations with respect to benefits and compensation programs earned by Executive based on Executive's employment with USI prior to the Spinoff.

         5. Employee Benefits and Vacation. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of the senior executives of the Company, in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive), provided, however, such employee benefit plans shall provide a level of benefits, coverages and perquisites no less favorable in the aggregate than what was provided to Executive by USI immediately prior to the Spinoff. Notwithstanding the foregoing, after a Change in Control, during the Employment Term, Executive shall be entitled to (i) coverage and benefits at least equal in the aggregate to the benefits provided under the benefit plans and programs, including, without limitation, any life insurance, medical insurance, disability, pension, savings, incentive, retirement and other plans and programs, of the Company applicable to Executive immediately prior to such Change in Control, and (ii) any fringe benefits and perquisites of at least equal value to those provided by the Company to Executive immediately prior to the Change in Control. If Executive is currently provided with a leased automobile or an automobile allowance, the Company shall, as of the Commencement Date, continue the same arrangement that currently exists, but reserves the right, upon recommendation of the Compensation Committee, to modify the arrangement or change the level of allowances in the future. To the extent permitted under applicable law, the Company shall not treat as compensation to Executive fringes and perquisites provided to Executive or the items under Section 6 below.

         (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

         6. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

         7. Termination. (a) The employment of Executive under this Agreement shall terminate upon the occurrence of any of the following events:

             (i) the death of Executive;

             (ii) the termination of Executive's employment by the Company due to Executive's Disability pursuant to Section 7(b) hereof;

             (iii) the termination of Executive's employment by Executive for Good Reason pursuant to Section 7(c) hereof;

             (iv) the termination of Executive's employment by the Company without Cause;

             (v) the termination of employment by Executive without Good Reason upon sixty (60) days prior written notice;

             (vi) the termination of employment by Executive, with or without Good Reason during the period running from the date of a Change in Control to twenty-four (24) months after the date of such Change in Control (such period shall be referred to herein as the "Change in Control Protection Period") provided that the foregoing commencement date of such right to terminate employment pursuant to this Section 7(a)(vi) shall be delayed until six (6) months after the Change in Control if simultaneous with the Change in Control, the Company or the person or entity triggering the Change in Control delivers to Executive an irrevocable direct pay letter of credit with regard to the amounts under Section 8(c)(A) (i) and (ii) and satisfying the requirements of Section 7(g) hereof (and further provided that the foregoing shall in no way affect full vesting of any equity granted to the Executive upon a Change in Control in accordance with Section 4(b) hereof);

             (vii) the termination of Executive's employment by the Company for Cause pursuant to Section 7(e);

             (viii) the retirement of Executive by the Company at or after his sixty-fifth birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.

         (b) Disability. If, by reason of the same or related physical or mental illness or incapacity, Executive is unable to carry out his material duties pursuant to this Agreement for more than one hundred eighty (180) days (whether or not business days) in any twelve (12) consecutive month period, the Company may terminate Executive's employment for Disability upon thirty (30) days prior written notice, by a Notice of Disability Termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness or incapacity. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period.

         (c) Termination for Good Reason. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 7(d) hereof): (i) any demotion of Executive from his position as Chairman and Chief Executive Officer or any diminution of Executive's duties or responsibilities hereunder

(except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence) or, the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position; (ii) removal of, or the nonreelection of, Executive from the officer positions with the Company specified herein; (iii) a relocation of the Company's principal executive offices to a location more than both twenty-five (25) miles from the current location and twenty-five (25) miles from Executive's residence at the time of the relocation; (iv) after a Change in Control, a failure by the Company (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate immediately prior to the Change in Control (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as Executive participated in immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any provision of this Agreement, including without limitation Section 12 hereof; (vi) Executive's removal from or failure to be reelected to the Board; or (vii) failure of any successor to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

         (d) Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

         (e) Cause. Subject to the notification provisions of Section 7(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to (i) willful misconduct by Executive with regard to the Company or its business which has a material adverse effect on the Company; (ii) the refusal of Executive to follow the proper written direction of the Board, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board;
(iii) substantial and continuing willful refusal by Executive to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which it is believed that Executive has substantially and continually refused to attempt to perform his duties hereunder; (iv) Executive being convicted of a felony (other than a felony involving a traffic infraction); (v) the breach by Executive of any material fiduciary duty owed by Executive to the Company which has a material adverse effect on the Company; or

(vi) Executive's dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

         (f) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in
Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. Further, a Notification for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith opinion of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination by The Company without Cause.

         (g) The irrevocable direct pay letter of credit required to be delivered pursuant to Section 7(a)(vi) or Section 11(b)(i) hereof shall be in an amount equal to the amount Executive would be entitled to under Section 8(c)(A) hereof if he was terminated without Cause upon the Change in Control and have an expiration date of no less than two (2) years after the Change in Control. Executive shall be entitled to draw on the letter of credit upon presentation to the issuing bank of a demand for payment signed by Executive that states that:
(i) (A) a Good Reason event has occurred and Executive would be entitled to payment under Section 8(c) of this Agreement if he elected to terminate employment for Good Reason or (B) six (6) months has expired since the Change in Control or (C) Executive is entitled to payment under Section 8(c) of this Agreement and (ii) assuming the event set forth in (i) entitled him to payment under Section 8(c) of this Agreement, the amount the Company would be indebted to him at the time of presentation under Section 8(c)(A) if he then was eligible to receive payments under Section 8(c). There shall be no other requirements (including no requirement that Executive first makes demand upon the Company or that Executive actually terminates employment) with regard to payment of the letter of credit. To the extent the letter of credit is not adequate to cover the amount owed to Executive by the Company under this Agreement, is not submitted by Executive or is not paid by the issuing bank, the Company shall remain liable to Executive for the remainder owed Executive pursuant to the terms of this Agreement. To the extent any amount is paid under the letter of credit it shall be a credit against any amounts the Company then or thereafter would owe to Executive under Section 8(c) of this Agreement. The letter of credit shall be issued by a national money center bank with a rating of at least A by Standard and Poors. The Company shall bear the cost of the letter of credit.

         8. Consequences of Termination of Employment. (a) Death. If Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to Executive's legal representatives under this Agreement except for: (i) any compensation earned but not yet paid, including without limitation, any earned but unpaid bonus for any prior fiscal year, any amount of Base Salary or deferred compensation accrued or earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6, which amounts, except as otherwise provided under any plans or programs, shall be promptly paid in a lump sum to Executive's estate; (ii) the product of (x) the target annual bonus for the fiscal year of Executive's death, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives; (iii) subject to Sections 4(b) hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long term incentive plans or equity plans or compensation programs of the Company, which shall be paid in accordance with such plans or programs; (iv) payment on a monthly basis of twelve (12) months of Base Salary, which shall be paid to Executive's spouse, or if he is not married or if she shall predecease him, then to Executive's estate; and (v) payment of the spouse's and dependent's medical, hospital and dental coverage or insurance premiums for three (3) years. Payments under (v) above may at the discretion of the Company be made by paying the applicable COBRA premium for Executive's spouse and dependents, or by covering his spouse and dependents under substitute arrangements.

         (b) Disability. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death (other than life insurance benefits), provided that the payment of Base Salary shall be reduced by the projected amount he would receive under any long-term disability policy or program maintained by the Company during the twelve (12) month period during which Base Salary is being paid.

         (c) Termination by Executive for Good Reason or Termination by the Company without Cause or Nonextension of the Term by the Company. If (w) Executive terminates his employment hereunder for Good Reason during the Employment Term, (x) Executive's employment with the Company is terminated by the Company without Cause, (y) Executive resigns with or without Good Reason during the Change in Control Protection Period or (z) Executive's employment with the Company terminates as a result of the Company giving

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notice of nonextension of the Employment Term pursuant to Section 1 hereof,
Executive shall be entitled to receive, subject to Section 9(b) and (c) and
Section 10 hereof, (A) in a lump sum within five (5) days after such termination, an amount aggregating three (3) times the sum of Base Salary and the Target Bonus, (B) in a lump sum, any unreimbursed business expenses payable pursuant to Section 6, any accrued but unpaid Base Salary, any earned but unpaid bonus for any completed prior fiscal year and any accrued vacation pay payable pursuant to the Company's policies; (C) subject to Section 4(b) and 9 hereof, any other amounts or benefits due Executive under the then applicable employee benefit plans of the Company as shall be determined and paid, in accordance with such plans, policies and practices; (D) three (3) years of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Executive); (E) three (3) years of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (F) continued coverage provided by the Company for Executive and his dependents' health coverage for the lesser of three (3) years, or until Executive is eligible for the benefit plan of another employer of the Executive, under the Company's health plans which cover the senior executives of the Company or materially similar benefits. Coverage under (F) above may at the discretion of the Company be made by continuing participation of Executive in the plan as a terminee, by paying

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the applicable COBRA premium for Executive and his dependents, or by covering
Executive and his dependents under substitute arrangements.

         (d) Termination for Cause or Voluntary Resignation without Good Reason or Retirement. If Executive's employment hereunder is terminated (i) by the Company for Cause, (ii) by Executive without Good Reason outside of the Change in Control Protection Period, or (iii) by the Company pursuant to Section 7(a)(viii) hereof, Executive shall be entitled to receive only his Base Salary through the date of termination, any earned but unpaid bonus, and any unreimbursed business expenses payable pursuant to Section 6. Subject to Section 4 hereof, all other benefits (including without limitation any equity grants) due Executive following such termination of employment shall be determined in accordance with the plans, policies and practices of the Company.

         9. No Mitigation; Set-Off. (a) In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or

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both, and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

         (b) Executive agrees that, as a condition to receiving the payments and benefits provided under Section 8(c) hereunder Executive will execute, deliver and not revoke (within the time period permitted by applicable law) a release of all claims of any kind whatsoever against the Company, its affiliates, officers, directors, employees, agents and shareholders in the then standard form being used by the Company for senior executives (but without release of the right of indemnification hereunder or under the Company's By-laws or rights under benefit or equity plans or under this Agreement that by their terms are intended to survive termination of his employment).

         (c) Upon any termination of employment, Executive hereby resigns as an officer and director of the Company, any subsidiary and any affiliate and as a fiduciary of any benefit plan of any of the foregoing. Executive shall promptly execute any further documentation thereof as requested by the Company and, if the Executive is to receive any payments from the Company, execution of such further documentation shall be a condition thereof.

         10. Confidential Information, Non-Competition and Non-Solicitation of the Company. (a) (i) Executive acknowledges that as a result of Executive's employment by the Company, Executive will obtain secret and confidential information as to the Company and its affiliates and create relationships with customers, suppliers and other persons dealing with the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information or take advantage of such relationship and that because of the nature of the information that will be known to Executive and the relationships created it is necessary for the Company and its affiliates to be protected by the prohibition against Competition as set forth herein, as well as the Confidentiality restrictions set forth herein.

             (ii) Executive acknowledges that the retention of nonclerical employees employed by the Company and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company and its affiliates to be protected from Executive's Solicitation of such employees as set forth below.

             (iii) Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 10.

         (b) Competition shall mean: participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a lighting business in competition with any lighting business conducted by the Company, provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock or public debt of a publicly held company; or (ii) any activity engaged in with the prior written approval of the Board or the Chief Executive Officer.

         (c) Solicitation shall mean: recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company.

         (d) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this
Section 10 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

         (e) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates, (i) obtained by Executive during employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, he shall promptly notify the Company of any such order and he shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

         (f) Upon termination of his employment with the Company and its affiliates, or at any time as the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which Executive may possess or have under Executive's direction or control other than documents provided to Executive in Executive's capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company with regard to Executive's employment or severance.

         (g) During the Employment Term and for two (2) years following a termination of Executive's employment for any reason whatsoever, whether by the Company or by Executive and whether or not for Cause, Good Reason or non-extension of the Employment Term, Executive will not engage in Solicitation.

         (h) During the Employment Term and for one (1) year following a termination of Executive's employment for any reason whatsoever, whether by the Company or by Executive and whether or not for Cause, Good Reason or non-extension of the Employment Term, Executive will not enter into Competition with the Company or its affiliates.

         (i) In the event of a breach of this Section 10, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to seek injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 10 enforced. It is hereby acknowledged that the provisions of this Section 10 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 10 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

         11. Change in Control. For purposes of this Agreement, the term "Change in Control" shall mean (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this section) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.

         12. Indemnification. (a) The Company and any other entity that becomes the Company agree that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company, such other company and/or any other affiliate of any of such companies, or is or was serving at the request of any of such companies as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the applicable company to the fullest extent authorized by Delaware law (or, if other than the Company, the law applicable to such company), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, member, fiduciary or agent, or is no longer employed by the Company, and shall inure to the benefit of his heirs, executors and administrators.

         (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

         (c) Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive and the giving by Executive of any undertakings required by applicable law.

         (d) Executive shall give the Company notice of any claim made against him for which indemnity will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

         (e) With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

             (i) The Company will be entitled to participate therein at its own expense; and

             (ii) Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive. Executive also shall have the right to employ his own counsel in such action, suit or proceeding and the fees and expenses of such counsel shall be at the expense of the Company.

         (f) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

         (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this
Section 12 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

         (h) Each entity which is or becomes the Company hereunder agrees to obtain Officer and Director liability insurance policies covering Executive and shall maintain at all times following the Commencement Date and during the Employment Term coverage under such policies in the aggregate with regard to all officers and directors, including Executive, of an amount not less than $20 million. The Company and each other entity which becomes the Company shall maintain for a six (6) year period commencing on the date Executive ceases to be an employee of such entity, Officer and Director liability insurance coverage for events occurring during the period Executive was an employee or director of such entity in the same aggregate amount and under the same terms as are maintained for its active officers and directors. The phrase "in the same aggregate amount and under the same terms" shall include the same level of self-insurance by the Company as shall be maintained for active officers and directors.

         13. Special Tax Provision. (a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by the Company

(whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Internal Revenue Code of 1986, as amended (the "Code")
Section 280G(b)(2) or any person affiliated with the Company or such person) as a result of a change in ownership of the Company or a direct or indirect parent thereof covered by Code Section 280G(b)(2) (collectively, the "Covered Payments") is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive an additional amount (the "Tax Reimbursement Payment") such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 13 is that (a) Executive, after paying his federal, state and local income tax and any payroll taxes on Executive, will be in the same position as if he was not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 13 and (b) that Executive should never be "out-of-pocket" with respect to any tax or other amount subject to this Section 13, whether payable to any taxing authority or repayable to the Company, and this Section 13 shall be interpreted accordingly.

         (b) Except as otherwise provided in Section 13(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

             (i) such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants appointed prior to the change in ownership covered by Code Section 280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and Executive) (the "Accountant"), deliver a written opinion to Executive, reasonably satisfactory to Executive's legal counsel, that Executive has a reasonable basis to claim that the Covered Payments (in whole or in part) (A) do not constitute "parachute payments", (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (C) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and

             (ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

         (c) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed:

             (i) to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and

             (ii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income.

         (d)(i)(A) In the event that prior to the time Executive has filed any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, Executive shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Tax Reimbursement Payment being repaid by Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

               (B) In the event that the determination set forth in (A) above is made by the Accountant after the filing by Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Code
Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, Executive shall file at the request of the Company an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion (less any tax Executive must pay on such interest and which he is unable to deduct as a result of payment of the refund).

               (C) In the event Executive receives a refund pursuant to (B) above and repays such amount to the Company, Executive shall thereafter file for refunds or credits by reason of the repayments to the Company.

               (D) Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if Executive's claim for refund or credit is denied.

             (ii) In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

             (iii) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 13, subject to subpart
(i)(D) above, Executive shall permit the Company to control issues related to this Section 13 (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany him and Executive and his representative shall cooperate with the Company and its representative.

             (iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 13 (other than by mutual agreement) or, if not required, agreed to by the Company and Executive, Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the sole discretion of Executive.

         (e) The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth (5th) day following the determination by the Accountant, and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). The Company shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, the Company shall pay Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by Executive, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

         (f) The Company shall be responsible for all charges of the Accountant and if clause (e) above is applicable the reasonable charges for the opinion given by Executive's counsel.

         (g) The Company and Executive shall mutually agree on and promulgate further guidelines in accordance with this Section 13 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with Section 13(d)(i)(D) hereof.

         14. Legal and Other Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, unless the Executive's position is found to be frivolous or not taken in good faith.

         15. Miscellaneous.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

         (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the date hereof and supersedes any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

         (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

         (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an acquiror of all or substantially all of the assets of the Company, provided such acquiror promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption.

         (e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

         (f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two
(2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company's address set forth on the initial page of this Agreement and the most recent address on file for the Executive with the Company, provided that all notices to the Company shall be directed to the attention of the Senior Vice President, General Counsel and Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

         (g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         (h) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

         (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         (j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         (k) Executive's Representation. Executive represents and warrants to the Company that there is no legal impediment to him performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                            LCA Group Inc.


                                            By: /s/ Dorothy E. Sander
                                                --------------------------------
                                                Name:  Dorothy E. Sander
                                                Title: Senior Vice President

                                                /s/ James O'Leary
                                                --------------------------------
                                                James O'Leary